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Exhibit 10.26

Executive Performance Incentive Bonus Plan Document

Table of Contents

Plan Objectives	Page 1
Plan Administration	Page 1
Plan Period	Page 1
Eligibility	Page 1
Restricted Stock Awards	Page 2
Restricted Stock Vesting	Page 2
Cash Performance Incentive Bonus	Page 2
Performance Matrix—Company Performance	Page 3
Payment Example	Page 3
Cash PIB Payouts and Share Acceleration	Page 4
Other Important Plan Details	Page 4
Employment at Will	Page 5
Board of Directors/Compensation Committee Discretion	Page 5

Plan Objectives

        The revised H2 2002—H1 2003 McDATA Executive Performance Incentive Bonus ("EPIB") Plan ("Plan") was developed to replace the existing Executive Management bonus plan with a mixed equity and cash plan that conserves cash and minimizes accounting expense but that also provides incentives to participants to drive improved company performance.

        The revised Plan uses restricted stock with accelerated vesting opportunities to reward participants for the collective achievement of strategic corporate revenue and EPS goals. The Plan is designed to further drive performance beyond "target" levels through the availability of substantial additional cash bonus opportunities for stretch performance.

Plan Administration

        The Chief Executive Officer and his selected designees in Human Resources will administer this Plan as approved by the Compensation Committee of the Board of Directors ("Compensation Committee"). The Compensation Committee must approve any material exceptions to this Plan, and retains the right to amend or discontinue this Plan in whole or in part at any time with or without notice to the Plan participants.

Plan Period

        The effective Plan period is from July 1, 2002 through June 30, 2003, with performance measured and rewarded on a quarterly basis as well as cumulatively for the second half of the 2002 fiscal year. In the event that the Plan remains an effective compensation tool beyond Plan expiration, the Non-Executive Chairman of the Board may ask the Board to approve a Plan extension to provide for additional incentive opportunities.

        During the Plan period, eligible participants will receive a one-time up front grant of restricted stock (subject to vesting and forfeiture) a portion of which will be eligible for accelerated vesting opportunities each calendar quarter based on the attainment of the Plan objectives as set forth by the Compensation Committee. Participants who are not eligible for any sales or other cash incentive program may also be eligible to receive cash payment when Plan target objectives are achieved or exceeded.

Eligibility

        Plan participation is limited to members of Executive staff and some non-Executive senior sales and management staff, as approved by the Compensation Committee. Upon eligibility, participants will be notified of their eligibility and the terms of their participation in the Plan. The CEO, at his discretion, may recommend employees to the Compensation Committee for participation in the Plan.

        To be eligible for quarterly rewards under the Plan, participants must be in an active status defined as being a regular full-time employee on McDATA's US or international payroll. Active status includes employees on an approved leave of absence, subject to proration as described in this document.

        Eligibility begins on the date the participant meets the above eligibility requirements and ends the date he or she does not. Employees who enter an eligible status during the plan period will have their participation in the Plan effective as of that day. They will then be eligible for a prorated cash bonus payout in that quarter based on their actual days of eligible participation beginning with their date of hire. If applicable, successors to departing executives are eligible to participate in the Plan immediately, with prorated incentive compensation based on hire date.

        Participants must be employed through the last day of a quarter to receive accelerated vesting or cash awards based on that quarter's performance.

        All participants in the EPIB Plan will be deemed to be ineligible for the Company's Profit Sharing Plan. Any changes to Plan eligibility must be approved by the Compensation Committee.

Restricted Stock Awards

        All participants in the Plan are eligible to receive restricted shares of McDATA Class B common stock upon Plan eligibility. These shares are additionally governed by the 2001 McDATA Equity Incentive Plan and are classified as "stock awards" under that Plan. Share amounts are approximated by converting cash incentive compensation levels derived from market survey data into shares of restricted stock based on a short-term "expected value" of the stock, which is set by the Compensation Committee. The resulting number of shares is then compounded by fifteen percent annually over 1.5 years to offset the eighteen month minimum delay between the first potential share acceleration and actual vesting of shares for redemption. The final share grant is then reviewed by the Plan Administrators with final approval required by the Compensation Committee.

        Approved restricted stock shares are granted in their entirety following approval, and are divided over the remaining number of Plan quarters for acceleration purposes.

        For example, if 1,000 shares are approved by the Compensation Committee for a participant joining the Plan on January 1, 2003, the entire 1,000 shares will be granted upon approval (subject to vesting and forfeiture). For vesting purposes, 500 shares (1,000 divided by the two remaining quarters in the approved Plan duration) are eligible for vesting acceleration in each of the remaining two quarters.

Restricted Stock Vesting

        Shares granted under this Plan are subject to four-year cliff vesting, so that no shares vest prior to four years unless they are accelerated under the terms of the Plan.

        On a quarterly basis, upon successful achievement of quarterly objectives, some or all of a participant's quarterly eligible shares may be accelerated to vest over eighteen months from the end of the quarter in which the goals were met. The percentage of shares accelerated is based upon quarterly corporate revenue and pro-forma EPS Performance Metrics established on a quarterly basis by the Compensation Committee. Any eligible shares that do not receive accelerated vesting in a quarter will vest at the end of the original four-year vesting period.

        Using the example above, suppose that the achievement level in Q3 '02 warrants vesting of 75% quarterly eligible shares. Of the 1,000 shares granted, 500 are eligible for acceleration in Q3 '02. Of the 500 shares eligible, 75%, or 375 shares will vest at the end of the eighteen month period following the end of the quarter. The remaining 125 shares will vest four years from their initial grant date.

Cash Performance Incentive Bonus

        Although restricted stock will replace cash as a primary incentive in the Plan, for cash-eligible participants, a multiple of the cash performance incentive bonus (PIB) set forth in the Executive PIB Plan approved in January 2002, and replaced by this Plan, may be payable under the Plan when targets are met or exceeded. An additional ultra-stretch cash award is payable if stretch revenue and pro-forma EPS targets are met for both Q3 and Q4 2002.

        For new participants or for those who have changed positions since the development of the January 2002 Executive Incentive Plan, cash award eligibilty will be determined using the same market survey approach that was used to develop the original plan, with final approval required by the Compensation Committee.

        Cash awards under this program are not payable to participants who are compensated under a sales or other existing cash compensation plan. These participants are eligible only for the restricted stock element of the Plan.

Performance Matrix—Company Performance

        Acceleration of eligible shares and potential cash awards under the Plan are based on the achievement of Revenue and Pro-Forma Earnings Per Share (EPS) targets established on a quarterly basis by the Compensation Committee within the first month of the quarter. Participants will be provided with their quarterly cash PIB and share acceleration eligibility

        The following table determines payment and share acceleration levels for Q3 2002:

Q3 2002 Bonus Funding Table

PRO FORMA EARNINGS SCHEDULE
Ultra-Stretch
		Threshold	Target	Stretch
REVENUE					Meet Q3 & Q4 Stretch
		($0.02)	$0.00	$0.01
Ultra-Stretch	Meet Q3 & Q4 Stretch				Additional Annual 100% Cash PIB
STRETCH— 23%*	$95M	75% of shares accelerate	100% shares accelerate + 50% of qrtly cash PIB	100% shares accelerate + 100% of qrtly cash PIB
TARGET— 16%*	$90M	60% of shares accelerate	100% shares accelerate + 25% of qrtly cash PIB	100% shares accelerate + 50% of qrtly cash PIB
THRESHOLD— 7-9%*	$85M	50% of shares accelerate	75% of shares accelerate	90% of shares accelerate

Note: Payouts refer to QUARTERLY Shares and Cash Bonus amounts. Ultra-stretch is additional payment following Q3 and Q4 based on cumulative results.

        Each quarter, following the release of the previous quarter's financial results, the Compensation Committee will reset Threshold, Target, and Stretch ranges for both revenue and earnings per share for the next quarter.

Payment Example:

        Assume that a non-sales participant joining the Plan upon inception had an annual cash PIB target of $40,000, equal to $10,000 per quarter. Also assume that the executive received a grant of 8,000 shares of restricted stock, or 2,000 shares eligible for accelerated vesting each quarter. The following table illustrates the participant's potential share acceleration and cash payment eligibility for Q3 (note that the Q3 and Q4 combined stretch payment is also illustrated):

FOR ILLUSTRATIVE PURPOSES ONLY—INDIVIDUAL ELIGIBILITY VARIES

Old Plan Annual PIB Eligibility ($)	$40,000
Old Plan Qrtly PIB Eligibility ($)	$10,000
Total Restricted Share Grant	8,000
Qrtly Shares Eligible for Acceleration	2,000
Q3 2002 PRO FORMA EARNINGS PER SHARE
Ultra-Stretch
		Threshold	Target	Stretch
Meet Q3 & Q4 Stretch
REVENUE		($0.02)	$0.00	$0.01
ULTRA- STRETCH	Meet Q3 & Q4 Stretch				Additional $40,000
STRETCH	$95M	1,500 shares accelerate	2,000 shares + $5,000	2,000 shares + $10,000
TARGET	$90M	1,200 shares accelerate	2,000 shares + $2,500	2,000 shares + $5,000
THRESHOLD	$85M	1,000 shares accelerate	1,500 shares accelerate	1,800 shares accelerate

        In this example, the participant could accelerate vesting for up to 2,000 shares during the quarter and receive up to $10,000 cash if both Stretch revenue and EPS targets are met. As illustrated in the upper right hand corner of the matrix, an additional ultra-stretch payment of $40,000 can be earned by this participant if revenue and EPS stretch goals are met for both Q3 and Q4, 2002.

Cash PIB Payouts and Share Acceleration

        If applicable, the payout of cash awards will occur on a quarterly basis as soon as possible after quarterly financials are released and bonus objective achievement is reported. Any shares eligible for accelerated vesting will begin the eighteen month vesting period as of the first day of the following quarter.

        Plan participants terminating employment with the company on or before the last day of the quarter for reasons other than death or permanent disability will not be eligible for a cash PIB payout or share acceleration under this Plan.

        All cash PIB amounts are stated in gross terms and will be paid net of applicable taxes and other deductions as required by law. Cash PIB payments under this Plan are considered eligible earnings for the McDATA Employee Stock Purchase Plan and the McDATA Retirement Savings Plan, but not for purposes of the Company's life, disability, or other benefit plans.

Other Important Plan Details

        Share acceleration and cash awards payable to participants on any type of approved leave of absence will be prorated based on the number of days worked during the quarter.

        In the event of the death of an eligible participant during the bonus quarter, applicable bonus payments will made to the participant's designated beneficiary or to the estate in the absence of a designated beneficiary on the regular bonus delivery date based on their actual completion of service during the quarter and the Company's share acceleration and cash payment levels as of the end of the quarter.

        Change of Control: Except for shares previously eligible for vesting acceleration which, due to corporate performance, remained under their original four-year vesting schedule, in the event of a change of control, as defined in the Restricted Stock Agreement all shares granted under this Plan shall vest immediately.

Employment at Will

        The above information does not constitute a guarantee of work, job status or employment for any period of time. The employment of all Plan participants may be terminated at will at any time by either party, with or without prior notice. This Plan does not create a contract of employment, either expressed or implied, between the participant and the Company.

Board of Directors/Compensation Committee Discretion

        This Plan has been approved by the Compensation Committee who may, upon the recommendation of the Non-Executive Chairman or independently, alter, extend or revoke the Plan or any other Plan provisions without prior notice to participants. The Plan may be terminated at any time. Participants will be notified in a timely manner of any material changes to the Plan.

        The Compensation Committee may approve the addition or removal of a participant from the Plan, as well as changes to a participant's eligibility under the Plan, including an altered payment or share acceleration arrangement either retrospectively or in advance.

QuickLinks

  Exhibit 10.26
Table of Contents
  Plan Objectives
  Plan Administration
  Plan Period
  Eligibility
  Restricted Stock Awards
  Restricted Stock Vesting
  Cash Performance Incentive Bonus
  Performance Matrix—Company Performance
  Payment Example
  Cash PIB Payouts and Share Acceleration
  Other Important Plan Details
  Employment at Will
  Board of Directors/Compensation Committee Discretion